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                              [PARTY CITY(R) LOGO]
                         The Discount Party Super Store

                                  NEWS RELEASE

                                                Contact: Linda M. Siluk
                                                         Chief Financial Officer
                                                         (973) 983-0888 Ext. 492

FOR IMMEDIATE RELEASE                          Investors: Edward Nebb
---------------------                          Comm-Counsellors, LLC
                                               (203) 972-8350


                     PARTY CITY CORPORATION ANNOUNCES FINAL
                           OCTOBER 2003 SALES RESULTS

         Rockaway, New Jersey, November 12, 2003 - Party City Corporation (Nasdaq: PCTY), America's largest party goods chain, today announced final Company sales results for the five week period ended November 1, 2003, which includes the Halloween selling season. The Company said the final results were unchanged from the preliminary sales results for the period, which were previously reported on November 7, 2003.

         Chain-wide net sales for the five-week period ended November 1, 2003, were $241.9 million, representing a 13.9% increase from $212.3 million in the comparable period last year. Net sales for Company-owned stores increased 12.4% to $114.7 million for the recent period, compared with $102.1 million for the same period last year. Same-store sales for the five-week period increased 7.2% for Company-owned stores and 11.7 % for franchise stores.

         Nancy Pedot, Acting Chief Executive Officer of Party City Corporation, commented, "Results for the key Halloween season reflected the Company's ongoing focus on enhancing our business processes, store operations and customer shopping experience. Primarily because of these efforts, we improved the flow of merchandise to our stores allowing us to get an early start on the Halloween season, and we maintained strong momentum throughout the period."



                                    - more -


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         Party City Corporation is America's largest party goods chain.  Party
City currently operates 247 Company-owned stores and has 253 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company's website at http://www.partycity.com.
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Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company's specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.



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